FOR IMMEDIATE RELEASE: February 26, 2015

Home Federal Bank Completes its Conversion from a Federally-Chartered Savings Association to a South Dakota State-Chartered Banking Corporation

SIOUX FALLS, S.D., Feb. 26, 2015 (GLOBE NEWSWIRE) -- HF Financial Corp. (Nasdaq: HFFC) today announced that its operating subsidiary, Home Federal Bank, had successfully completed its previously announced conversion from a federal savings association to a South Dakota banking corporation. In connection with the conversion by its subsidiary, HF Financial Corp. has also successfully completed its conversion from a savings and loan holding company to a bank holding company.

Previously, Home Federal’s primary regulator was the Office of the Comptroller of the Currency (“OCC”). Now, as a South Dakota bank, Home Federal’s primary regulator will be the Division of Banking of the South Dakota Department of Labor and Regulation. The conversion will not affect customers and clients, and they will continue to receive the same protection on deposits through the FDIC.

“The conversion to a new banking charter supports our consumer and home lending legacy while also accommodating our commercial and agricultural lending focus. It is also expected to result in cost efficiencies,” said Stephen Bianchi, President and CEO of Home Federal.

About HF Financial Corp.

HF Financial Corp., based in Sioux Falls, South Dakota, is a bank holding company and the parent company for financial services companies, including Home Federal Bank and Hometown Investment Services, Inc. Home Federal Bank operates 27 offices in 18 communities throughout Eastern South Dakota, Minnesota and North Dakota including a branch in the Twin Cities market under the name Infinia Bank, a Division of Home Federal Bank of South Dakota, and a loan production office in Fargo, North Dakota. Online banking is also available at www.homefederal.com and www.infiniabank.com.

CONTACT: Stephen M. Bianchi, President and CEO
225 S. Main Ave., Sioux Falls, SD 57104
(605) 333-7556 or 1-800-244-2149

Source: HF Financial Corp.